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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G

                                (AMENDMENT NO. 1)

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                         Martin Marietta Materials, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   573284-10-6
                                -----------------
                                 (CUSIP Number)

                                December 31, 1999
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

  /X/   Rule 13d-1(b)

  / /   Rule 13d-1(c)

  / /   Rule 13d-1(d)

The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP NO. 573284-10-6
--------------------------------------------------------------------------------
1.   NAMES OF REPORTING PERSONS.
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

     Trustees of General Electric Pension Trust
     I.R.S. # 14-6015763
--------------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

(a)   / /
(b)   /X/
--------------------------------------------------------------------------------
3.   SEC USE ONLY


--------------------------------------------------------------------------------
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     State of New York
--------------------------------------------------------------------------------
NUMBER OF           5.   SOLE VOTING POWER
SHARES BENE-
FICIALLY                 None
OWNED BY            ------------------------------------------------------------
EACH                6.   SHARED VOTING POWER
REPORTING
PERSON WITH:             1,325,414
                    ------------------------------------------------------------
                    7.   SOLE DISPOSITIVE POWER.

                         None
                    ------------------------------------------------------------
                    8.   SHARED DISPOSITIVE POWER.

                         1,325,414
--------------------------------------------------------------------------------
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     1,325,414
--------------------------------------------------------------------------------
10.  CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
      (SEE INSTRUCTIONS)

     / /
--------------------------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     2.84% (5.24% if aggregated with the shares beneficially owned by the other Reporting Persons (as defined in the Introductory Note))
--------------------------------------------------------------------------------
12.  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

     EP
--------------------------------------------------------------------------------

CUSIP NO. 573284-10-6
--------------------------------------------------------------------------------
1.   NAMES OF REPORTING PERSONS.
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

     General Electric Investment Corporation, as Investment Manager of GEPT
     (as defined below) and as Investment Adviser to certain other entities and accounts I.R.S. #22-2152310
--------------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

(a)   / /
(b)   /X/
--------------------------------------------------------------------------------
3.   SEC USE ONLY


--------------------------------------------------------------------------------
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

         State of Delaware
--------------------------------------------------------------------------------
NUMBER OF           5.   SOLE VOTING POWER
SHARES BENE-
FICIALLY                 39,600
OWNED BY            ------------------------------------------------------------
EACH                6.   SHARED VOTING POWER
REPORTING
PERSON WITH:             1,325,414
                    ------------------------------------------------------------
                    7.   SOLE DISPOSITIVE POWER.

                         39,600
                    ------------------------------------------------------------
                    8.   SHARED DISPOSITIVE POWER.

                         1,325,414
--------------------------------------------------------------------------------
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     1,325,414
--------------------------------------------------------------------------------
10.  CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
      (SEE INSTRUCTIONS)

     / /
--------------------------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     2.92%  (5.24% if aggregated with the shares beneficially owned by the other Reporting Persons)
--------------------------------------------------------------------------------
12.  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

     IA, CO
--------------------------------------------------------------------------------

CUSIP NO. 573284-10-6
--------------------------------------------------------------------------------
1.   NAMES OF REPORTING PERSONS.
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

     GE Asset Management Incorporated (formerly, GE Investment Management Incorporated), as Investment Adviser to certain entities and accounts I.R.S. #06-1238874
--------------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP *

(a)   / /
(b)   /X/
--------------------------------------------------------------------------------
3.   SEC USE ONLY


--------------------------------------------------------------------------------
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     State of Delaware
--------------------------------------------------------------------------------
NUMBER OF           5.   SOLE VOTING POWER
SHARES BENE-
FICIALLY                 983,307
OWNED BY            ------------------------------------------------------------
EACH                6.   SHARED VOTING POWER
REPORTING
PERSON WITH:             None
                    ------------------------------------------------------------
                    7.   SOLE DISPOSITIVE POWER.

                         983,307
                    ------------------------------------------------------------
                    8.   SHARED DISPOSITIVE POWER.

                         None
--------------------------------------------------------------------------------
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     983,307
--------------------------------------------------------------------------------
10.  CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES *

     / /
--------------------------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     2.11%  (5.24% if aggregated with the shares beneficially owned by the other Reporting Persons)
--------------------------------------------------------------------------------
12.  TYPE OF REPORTING PERSON *

     IA, CO
--------------------------------------------------------------------------------

CUSIP NO. 573284-10-6
--------------------------------------------------------------------------------
1.   NAMES OF REPORTING PERSONS.
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

     General Electric Company
     I.R.S. #14-0689340
--------------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

(a)   / /
(b)   /X/
--------------------------------------------------------------------------------
3.   SEC USE ONLY


--------------------------------------------------------------------------------
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     State of New York
--------------------------------------------------------------------------------
NUMBER OF           5.   SOLE VOTING POWER
SHARES BENE-
FICIALLY                 0
OWNED BY            ------------------------------------------------------------
EACH                6.   SHARED VOTING POWER
REPORTING
PERSON WITH:             Disclaimed (see 9 below)
                    ------------------------------------------------------------
                    7.   SOLE DISPOSITIVE POWER.

                         0
                    ------------------------------------------------------------
                    8.   SHARED DISPOSITIVE POWER.

                         Disclaimed (see 9 below)
--------------------------------------------------------------------------------
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     Beneficial ownership of all shares disclaimed by General Electric
     Company
--------------------------------------------------------------------------------
10.  CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
      (SEE INSTRUCTIONS)

     |X|  Disclaimed (see 9 above)
--------------------------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     Not applicable (see 9 above)
--------------------------------------------------------------------------------
12.  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

     CO
--------------------------------------------------------------------------------

CUSIP NO.  573284-10-6
--------------------------------------------------------------------------------
1.   NAMES OF REPORTING PERSONS.
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

     General Electric Capital Services, Inc. (formerly, General Electric Financial Services, Inc.)
     I.R.S. #06-1109503
--------------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

(a)   / /

(b)   /X/
--------------------------------------------------------------------------------
3.   SEC USE ONLY


--------------------------------------------------------------------------------
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     State of Delaware
--------------------------------------------------------------------------------
NUMBER OF           5.   SOLE VOTING POWER
SHARES BENE-
FICIALLY                 None
OWNED BY            ------------------------------------------------------------
EACH                6.   SHARED VOTING POWER
REPORTING
PERSON WITH:             Disclaimed (see 9 below)
                    ------------------------------------------------------------
                    7.   SOLE DISPOSITIVE POWER.

                         None
                    ------------------------------------------------------------
                    8.   SHARED DISPOSITIVE POWER.

                         Disclaimed (see 9 below)
--------------------------------------------------------------------------------
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     Beneficial ownership of all shares disclaimed by General Electric Capital Services, Inc.
--------------------------------------------------------------------------------
10.  CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
      (SEE INSTRUCTIONS)

     |X|  Disclaimed (see 9 above)
--------------------------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     Not applicable (see 9 above)
--------------------------------------------------------------------------------
12.  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

     CO
--------------------------------------------------------------------------------

CUSIP NO.  573284-10-6
--------------------------------------------------------------------------------
1.   NAMES OF REPORTING PERSONS.
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

     General Electric Mortgage Insurance Corporation
     I.R.S. #
--------------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

(a)   / /
(b)   /X/
--------------------------------------------------------------------------------
3.   SEC USE ONLY


--------------------------------------------------------------------------------
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     State of North Carolina
--------------------------------------------------------------------------------
NUMBER OF           5.   SOLE VOTING POWER
SHARES BENE-
FICIALLY                 20,000
OWNED BY            ------------------------------------------------------------
EACH                6.   SHARED VOTING POWER
REPORTING
PERSON WITH:             None
                    ------------------------------------------------------------
                    7.   SOLE DISPOSITIVE POWER.

                         20,000
                    ------------------------------------------------------------
                    8.   SHARED DISPOSITIVE POWER.

                         None
--------------------------------------------------------------------------------
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     20,000
--------------------------------------------------------------------------------
10.  CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
      (SEE INSTRUCTIONS)

     / /
--------------------------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     .04% (5.24% if aggregated with the shares beneficially owned by the other Reporting Persons)
--------------------------------------------------------------------------------
12.  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

     CO, IC
--------------------------------------------------------------------------------

CUSIP NO.  573284-10-6
--------------------------------------------------------------------------------
1.   NAMES OF REPORTING PERSONS.
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

     Coregis Insurance Company
     I.R.S. #
--------------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

(a)   / /
(b)   /X/
--------------------------------------------------------------------------------
3.   SEC USE ONLY


--------------------------------------------------------------------------------
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     State of Indiana
--------------------------------------------------------------------------------
NUMBER OF           5.   SOLE VOTING POWER
SHARES BENE-
FICIALLY                 8,436
OWNED BY            ------------------------------------------------------------
EACH                6.   SHARED VOTING POWER
REPORTING
PERSON WITH:             None
                    ------------------------------------------------------------
                    7.   SOLE DISPOSITIVE POWER.

                         8,436
                    ------------------------------------------------------------
                    8.   SHARED DISPOSITIVE POWER.

                         None
--------------------------------------------------------------------------------
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     8,436
--------------------------------------------------------------------------------
10.  CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
      (SEE INSTRUCTIONS)

     / /
--------------------------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     .01% (5.24% if aggregated with the shares beneficially owned by the other Reporting Persons)
--------------------------------------------------------------------------------
12.  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

     IC, CO
--------------------------------------------------------------------------------

CUSIP NO.  573284-10-6
--------------------------------------------------------------------------------
1.   NAMES OF REPORTING PERSONS.
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

     Employers Reinsurance Corporation
     I.R.S. #
--------------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

(a)   / /
(b)   /X/
--------------------------------------------------------------------------------
3.   SEC USE ONLY


--------------------------------------------------------------------------------
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     State of Missouri
--------------------------------------------------------------------------------
NUMBER OF           5.   SOLE VOTING POWER
SHARES BENE-
FICIALLY                 109,742
OWNED BY            ------------------------------------------------------------
EACH                6.   SHARED VOTING POWER
REPORTING
PERSON WITH:             None
                    ------------------------------------------------------------
                    7.   SOLE DISPOSITIVE POWER.

                         109,742
                    ------------------------------------------------------------
                    8.   SHARED DISPOSITIVE POWER.

                         None
--------------------------------------------------------------------------------
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     109,742
--------------------------------------------------------------------------------
10.  CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
      (SEE INSTRUCTIONS)

     / /
--------------------------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     .23% (5.24% if aggregated with the shares beneficially owned by the other Reporting Persons)
--------------------------------------------------------------------------------
12.  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

     CO, IC
--------------------------------------------------------------------------------

INTRODUCTORY NOTE: This Amendment No. 1 amends the Statement on Schedule 13G filed on behalf of General Electric Company, a New York corporation ("GE"), General Electric Investment Corporation, a Delaware corporation and a wholly owned subsidiary of GE ("GEIC"), GE Asset Management Incorporated (formerly, GE Investment Management Incorporated), a Delaware corporation and a wholly owned subsidiary of GE ("GEAM") and the Trustees of General Electric Pension Trust, a New York common law trust ("GEPT") on February 14, 2000 (as amended, the "Schedule 13G"). This Amendment No. 1 is filed on behalf of GE, GEIC, GEAM, GEPT, General Electric Capital Services, Inc., a Delaware corporation and a wholly owned subsidiary of GE ("GECS"), General Electric Mortgage Insurance Corporation, a North Carolina corporation and an indirect wholly owned subsidiary of GECS ("GEMI"), Employers Reinsurance Corporation, a Missouri corporation and an indirect wholly owned subsidiary of GECS ("ERIC") and Coregis Insurance Company, an Indiana corporation and an indirect wholly owned subsidiary of GECS ("Coregis") (collectively, the "Reporting Persons"). GEIC is a registered investment adviser and acts as the Investment Manager of GEPT, and as an Investment Adviser to certain other entities and accounts, and may be deemed to be the beneficial owner of 1,325,414 shares of Common Stock of Martin Marietta Materials, Inc. (the "Issuer") owned by GEPT and of 39,600 shares of Common Stock of the Issuer owned by such other entities and accounts. GEAM is a registered investment adviser and acts as an Investment Adviser to certain entities and accounts, and may be deemed to be the beneficial owner of 983,307 shares of Common Stock of the Issuer owned by such entities or accounts. GEAM, GEPT, GEIC, GECS, GEMI, ERIC and Coregis each expressly disclaim that they are members of a "group". GECS disclaims beneficial ownership of all shares held by GEMI, ERIC and Coregis. GE disclaims beneficial ownership of all shares and expressly disclaims that it is a member of a "group".

ITEM 1(a)      NAME OF ISSUER

               Martin Marietta Materials, Inc.

ITEM 1(b)      ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICE

               2710 Wycliff Road, Raleigh, North Carolina 27607

ITEM 2(a)      NAME OF PERSON FILING

               Trustees of General Electric Pension Trust (See Schedule II)

               General Electric Investment Corporation, as Investment Manager of GEPT and as Investment Adviser to certain other entities and accounts.

               GE Asset Management Incorporated, as Investment Adviser to certain entities and accounts.

               General Electric Company

               General Electric Capital Services, Inc.

               General Electric Mortgage Insurance Corporation

               Coregis Insurance Company

               Employers Reinsurance Corporation


ITEM 2(b)      ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE

               The address of the principal offices of GEPT, GEIC, GECS and GEAM is 3003 Summer Street, Stamford, Connecticut 06905. The address of the principal offices of General Electric Company is 3135 Easton Turnpike, Fairfield, Connecticut 06431. The address of the principal offices of ERIC is 5200 Metcalfe, Overland Park, Kansas 66205. The address of the principal offices of GEMI is 6601 Six Forks Road, Raleigh, North Carolina 27615. The address of the principal offices of Coregis is 181 West Madison, Chicago, Illinois 60602.

ITEM 2(c)      CITIZENSHIP

               General Electric Pension Trust - New York common law trust General Electric Investment Corporation - Delaware corporation GE Asset Management Incorporated - Delaware corporation
               General Electric Company - New York corporation
               General Electric Capital Services, Inc. - Delaware corporation General Electric Mortgage Insurance Corporation - North Carolina corporation
               Coregis Insurance Company - Indiana corporation
               Employers Reinsurance Corporation - Missouri corporation

ITEM 2(d)      TITLE OF CLASS OF SECURITIES

               Common Stock

ITEM 2(e)      CUSIP NUMBER

               573284-10-6

ITEM 3 IF THIS STATEMENT IS FILED PURSUANT TO SECTIONS 240.13d-1(b) OR 240.13-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

               (a) [ ] Broker or Dealer registered under Section 15 of the Act
                       (15 U.S.C.78o)

               (b) [ ] Bank as defined in Section 3(a)(6) of the Act (15
                       U.S.C.78c)

               (c) [ ] Insurance company as defined in Section 3(a)(19) of the
                       Act (15 U.S.C.78c)

               (d) [ ] Investment Company registered under Section 8 of the
                       Investment Company Act of 1940 (U.S.C.80a-8)

               (e) [ ] An Investment Adviser in accordance with
                       Section 240.13-1(b)(1)(ii)(E)

               (f) [ ] An Employee Benefit Plan or Endowment Fund in accordance with Section 240.13d-1(b)(1)(ii)(F)

               (g) [ ] A Parent Holding Company or Control Person in accordance with Section 240.13d-1(b)(1)(ii)(G)

               (h) [ ] A Savings Association as defined in Section 3(b) of the federal Deposit Insurance Act (U.S.C. 1813)

               (i) [ ] A Church Plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3)

               (j) [X] Group, in accordance with Section 240.13d-1(b)(1)(ii)(J)


ITEM 4         OWNERSHIP


                                               GEPT         GEIC        GEAM          GE
(a)   Amount beneficially owned             1,325,414    1,365,014     983,307         0

(b)   Percent of class                         2.84%       2.92%        2.11%     disclaimed

(c)   No. of shares to which person has

      (i)  sole power to vote or direct
           the vote                            None        39,600      983,307       None

      (ii) shared power to vote or direct    1,325,414   1,325,414      None      disclaimed

      (iii)sole power to dispose or to
           direct disposition                  None        39,600      983,307       None

      (iv) shared power to dispose or to
           direct disposition                1,325,414   1,325,414      None      disclaimed


ITEM 4         OWNERSHIP

                                         ERIC     GEMI    Coregis      GECS          GE
(a)   Amount beneficially owned        109,742   20,000    8,436         0            0

(b)   Percent of class                   .23%     .04%      .01%     disclaimed   disclaimed

(c)   No. of shares to which person
      has


                                         ERIC     GEMI    Coregis      GECS          GE
      (i)   sole power to vote or
            direct the vote            109,742   20,000    8,436        None         None

      (ii)  shared power to vote or
            direct                       None     None      None     disclaimed   disclaimed

      (iii) sole power to dispose or
            to direct disposition      109,742   20,000    8,436       None         None

      (iv)  shared power to dispose
            or to direct disposition     None     None      None     disclaimed   disclaimed


ITEM 5         OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

               If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following:

               [ ]

ITEM 6         OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

               Not applicable

ITEM 7 IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

               Not applicable

ITEM 8         IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

               Not applicable

ITEM 9         NOTICE OF DISSOLUTION OF GROUP

               Not applicable

ITEM 10        CERTIFICATION

               By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                   SIGNATURE


         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: March 30, 2000

                                        GENERAL ELECTRIC PENSION TRUST
                                        By:  General Electric Investment
                                        Corporation, its Investment Manager


                                        By: /s/ Michael M. Pastore
                                           -------------------------------------
                                             Name:  Michael M. Pastore
                                             Title: Vice President

                                   SIGNATURE


         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: March 30, 2000

                                        GENERAL ELECTRIC INVESTMENT CORPORATION


                                        By: /s/ Michael M. Pastore
                                           -------------------------------------
                                             Name:  Michael M. Pastore
                                             Title: Vice President

                                   SIGNATURE


         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: March 30, 2000

                                        GE ASSET MANAGEMENT INCORPORATED


                                        By: /s/ Michael M. Pastore
                                           -------------------------------------
                                             Name:  Michael M. Pastore
                                             Title: Vice President

                                   SIGNATURE


         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: April 17, 2000

                                        GENERAL ELECTRIC COMPANY


                                        By: /s/ John H. Myers
                                           -------------------------------------
                                             Name:  John H. Myers
                                             Title: Vice President

                                   SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: April 30, 2000

                                        GENERAL ELECTRIC CAPITAL SERVICES, INC.


                                        By: /s/ Michael M. Pastore
                                           -------------------------------------
                                             Name:  Michael M. Pastore
                                             Title: Attorney-in-Fact

                               POWER OF ATTORNEY


         The undersigned, General Electric Capital Services, Inc., a Delaware corporation (hereinafter referred to as the "Corporation") does hereby make, constitute and appoint the persons listed below as the Corporation's true and lawful agent and attorney-in-fact (hereinafter referred to as the "Attorney") to act either together or alone in the name and on behalf of the Corporation for and with respect to the matters hereinafter described.

         Name of Attorney:

                             Michael A. Gaudino
                             Robert O. Oreilly, Sr.
                             Marry K. Stegelmann
                             James Ungari
                             Leon E. Roday
                             J. Gordon Smith
                             Michael E. Pralle
                             Iain MacKay
                             Jonathan K. Sprole
                             Barbara J. Gould
                             Robert L. Lewis
                             Wendy E. Ormond
                             Mark F. Mylon

         Each attorney shall have the power and authority to do the following:

         To execute and deliver any Schedule 13D, Schedule 13G or Forms 3, 4 and 5 or any amendments thereto required to be filed with the Securities and Exchange Commission under the Securities Exchange Act of 1934 on behalf of the Corporation with regard to any securities owned by the Corporation, General Electric Capital Corporation or any of their subsidiaries.

         And, in connection with the foregoing, to execute and deliver all documents, acknowledgements, consents and other agreements and to take such further action as may be necessary or convenient for the Corporation in order to more effectively carry out the intent and purpose of the foregoing.

         Agreements, commitments, documents, instruments, and other writing executed by the Attorney in accordance with the terms hereof shall be binding upon the Corporation without attestation and without affixation of the seal of the Corporation. The Power of Attorney conferred hereby shall not be delegable by any Attorney. The Attorney shall serve without compensation for acting in the capacity of agent and attorney-in-fact hereunder.

         Unless revoked by the Corporation, this Power of Attorney shall be governed under the laws of the State of New York and the authority of the Attorney hereunder shall terminate on March 31, 2002.

         IN WITNESS WHEREOF, the Corporation has caused this Power of Attorney to be executed, attested and its corporate seal to be affixed pursuant to authority granted by the Corporation's board of directors, as of the 22nd day of February, 2000.

                                      General Electric Capital Services, Inc.

         (Corporate Seal)
                                      By: /s/ Nancy E. Barton
                                          --------------------------------------
                                          Nancy E. Barton, Senior Vice President

Attest:

/s/ Brian T. MacAnaney
--------------------------------------
Brian T. McAnaney, Assistant Secretary

                                   SIGNATURE


         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: April 17, 2000

                                        EMPLOYERS REINSURANCE
                                        CORPORATION


                                        By: /s/ Thomas Powers
                                           -------------------------------------
                                            Name:  Thomas Powers
                                            Title: Vice President

                                   SIGNATURE


         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: April 18, 2000

                                        GENERAL ELECTRIC
                                        MORTGAGE INSURANCE
                                        CORPORATION


                                        By: /s/ Jerome T. Upton
                                           -------------------------------------
                                            Name:  Jerome T. Upton
                                            Title: Vice President and Controller

                                   SIGNATURE


         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: April 17, 2000

                                        COREGIS INSURANCE
                                        COMPANY


                                        By: /s/ Patricia L. Kubera
                                           -------------------------------------
                                            Name:  Patricia L. Kubera
                                            Title: Senior Vice President

                                                                      SCHEDULE I


                             JOINT FILING AGREEMENT


         This will confirm the agreement by and between all the undersigned that the Schedule 13G on or about this date and any amendments thereto with respect to the beneficial ownership by the undersigned of shares of the Common Stock of Martin Marietta Materials, Inc. is being filed on behalf of each of the undersigned.

Dated: March 30, 2000                   GENERAL ELECTRIC PENSION TRUST

                                        By: General Electric Investment
                                        Corporation, its Investment Manager


                                        By: /s/ Michael M. Pastore
                                            ------------------------------------
                                            Name:  Michael M. Pastore
                                            Title: Vice President


                                        GENERAL ELECTRIC INVESTMENT CORPORATION


                                        By: /s/ Michael M. Pastore
                                            ------------------------------------
                                            Name:  Michael M. Pastore
                                            Title: Vice President


                                        GE ASSET MANAGEMENT INCORPORATED


                                        By: /s/ Michael M. Pastore
                                            ------------------------------------
                                            Name:  Michael M. Pastore
                                            Title: Vice President


                                        GENERAL ELECTRIC COMPANY


                                        By: /s/ John H. Myers
                                            ------------------------------------
                                            Name:  John H. Myers
                                            Title: Vice President

                                        GENERAL ELECTRIC CAPITAL SERVICES, INC.


                                        By: /s/ Michael E. Pralle
                                            ------------------------------------
                                            Name:  Michael E. Pralle
                                            Title: Attorney-in-Fact


                                        EMPLOYERS REINSURANCE
                                        CORPORATION


                                        By: /s/ Thomas Powers
                                            ------------------------------------
                                            Name:  Thomas Powers
                                            Title: Vice President


                                        GENERAL ELECTRIC
                                        MORTGAGE INSURANCE
                                        CORPORATION


                                        By: /s/ Jerome T. Upton
                                            ------------------------------------
                                            Name:  Jerome T. Upton
                                            Title: Vice President and Controller


                                        COREGIS INSURANCE
                                        COMPANY


                                        By: /s/ Patricia L. Kubera
                                            ------------------------------------
                                            Name:  Patricia L. Kubera
                                            Title: Senior Vice President

                                                                     SCHEDULE II


                   TRUSTEES OF GENERAL ELECTRIC PENSION TRUST

                       3003 Summer Street, P.O. Box 7900
                          Stamford, Connecticut 06905

         The names of the Trustees of General Electric Pension Trust are as follows:



                                Eugene K. Bolton

                              Michael J. Cosgrove

                                Ralph R. Layman

                                 Alan M. Lewis

                              Robert A. MacDougall

                                 John H. Myers

                                Donald W. Torey

                                 John J. Walker